As filed with the Securities and Exchange Commission on January 24, 2007               Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

EVOLUTION PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	41-1781991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

820 Gessner, Suite 1340

Houston, Texas 77024

(Address of principal executive offices)

2004 STOCK PLAN

2003 STOCK OPTION PLAN

REVOCABLE WARRANT AGREEMENT

WARRANT AGREEMENT

(Full title of the plans)

Robert S. Herlin

Chief Executive Officer

Evolution Petroleum Corporation

820 Gessner, Suite 1340

Houston, Texas 77024

(Name and address of agent for service)

(713) 935-0122

(Telephone number, including area code, of agent for service)

Copy to:

Lawrence Schnapp

Troy & Gould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 789-1255

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share(1)	4,058,500 shares	(2)	$1.55	(2)	$6,290,675	(2)	$673.12
Common Stock, par value $0.001 per share(2)	1,344,000 shares		$2.83		$3,803,520	(2)	$406.99
Total	5,402,500 shares		—		$10,094,495		$1,080.11

(1)          Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the plans described above as a result of the anti-dilution adjustment provisions of the plans.

(2)          With respect to 4,058,500 shares to be offered under the plans described above for which the offering price is known, the registration fee was determined in accordance with Rule 457(h) under the Securities Act of 1933. With respect to the remaining 1,344,000 shares of common stock that are issuable under the 2004 Stock Plan for which the offering price is not known, the proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(h) of the Securities Act on the basis of the high and low trading prices of the registrant’s common stock as reported on the American Stock Exchange on January 17, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.            Plan Information.*

Item 2.            Registrant Information and Employee Plan Annual Information.*

*                                         Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation of Documents by Reference

The following documents previously filed by Evolution Petroleum Corporation (formerly named Natural Gas Systems, Inc.), a Nevada corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended, are incorporated by reference into this registration statement:

•                                    The Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2006, filed on September 27, 2006;

•                                    The Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 filed on November 13, 2006;

•                                    The Company’s Current Reports on Form 8-K filed on July 17, 2006, September 22, 2006, and September 28, 2006, respectively; and

•                  The description of the Company’s common stock contained in its registration statement on Form 8-A filed on July 13, 2006, and any amendment or report subsequently filed for the purpose of updating such description.

In addition, each document that the Company files with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4.            Description of Securities

Not applicable.

Item 5.            Interests of Named Experts and Counsel

Not applicable.

Item 6.            Indemnification of Directors and Officers

Pursuant to Nevada Revised Statutes Section 78.750 and 78.751, we must indemnify any of our directors, officers, employees or agents who is successful on the merits or otherwise in defense of any action or suit. This indemnification includes expenses, including attorney’s fees actually or reasonably incurred.  Nevada law also provides for discretionary indemnification for each person who serves as or at our request as our officer or director. We may indemnify these individuals against all costs, expenses, and liabilities incurred in a threatened, pending, or completed action, suit or proceeding brought because the individual is our director or officer. The individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful.

Further, Article VI of our by-laws provides the following for the indemnification of directors, officers,

and others:

Section 6.1 Generally

The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or items equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 6.2 Expenses

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.1 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by him in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Section 6.3 of this Article upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

Section 6.3 Determination by Board of Directors

Any indemnification under Section 6.1 of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.1 of this Article. Such determination shall be made by the Board of Directors by a majority vote of a quorum of the directors, or by the shareholders.

Section 6.4 Non-exclusive Right

The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or interested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.5 Insurance

The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.  The corporation’s indemnity of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be reduced by any amounts such person may collect as indemnification (i) under any policy of insurance purchased and maintained on his behalf by the corporation or (ii) from such other corporation, partnership, joint venture, trust or other enterprise.

Section 6.6 Violation of Law

Nothing contained in this Article, or elsewhere in these By-laws, shall operate to indemnify any director or officer if such indemnification is for any reason contrary to law, either as a matter of public policy, or under the provisions of the Federal Securities Act of 1933, the Securities Exchange Act of 1934, or any other applicable state or federal law.

Section 6.7 Coverage

For the purposes of this Article, references to “the corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such a constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would if he had served the resulting or surviving corporation in the same capacity.

Further, we have outstanding indemnification agreements with our officers and directors.  In general, the indemnification agreements provide that the Company will, to the fullest extent permitted by Nevada law and subject to certain limitations, indemnify the director or officer against certain expenses (including attorneys’ fees), judgments, fines, penalties and settlement amounts that may be incurred in connection with the defense or settlement of any claim, criminal, civil or administrative action or proceeding to which the director or officer becomes subject in connection with his service as a director or officer of the Company.  The agreements provide for indemnification rights regarding both third-party claims and proceedings brought by or in the right of the Company.  In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement to the fullest extent permitted by Nevada law.  The indemnification agreements supersede all prior indemnification agreements entered into with the directors and officers. The indemnification agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitees may be entitled, including any rights arising under the Articles of Incorporation or By-Laws of the Company, or Nevada law.

Item 7.            Exemption from Registration Claimed

Not applicable.

Item 8.            Exhibits

The following exhibits are filed with this registration statement by the Company (formerly named Natural Gas Systems, Inc.) or are incorporated by reference as a part of this registration statement:

4.1	Natural Gas Systems, a Delaware Corporation, 2003 Stock Option Plan (included with this registration statement).

4.2	Natural Gas Systems 2004 Stock Plan (previously filed on August 9, 2004 as an exhibit to the Company’s Definitive Proxy Statement on Form DEF14C and incorporated herein by reference).

4.3	Form of Stock Option Agreement for the Natural Gas Systems 2004 Stock Plan, previously filed on April 8, 2005 as an exhibit to the Current Report on Form 8-K and incorporated herein by reference.

4.4	Form of Warrant Agreement, previously filed on April 8, 2005 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

4.4	Revocable Warrant Agreement, previously filed on June 29, 2005 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

4.5	Form of Stock Grant Agreement, previously filed on June 29, 2005 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Hein & Associates LLP (included with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.            Undertakings

(a)           The Company hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering; and

(4)           That, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Company will be a seller to the purchaser and will be considered to offer or sell such securities such purchaser:

(i)            Any preliminary prospectus or prospectus of the Company relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the Company or used or referred to by the Company;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the Company or its securities provided by or on behalf of the Company; and

(iv)          Any other communication that is an offer in the offering made by the Company to the purchaser.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on January 24, 2007.

EVOLUTION PETROLEUM CORPORATION

By:	/s/ Robert S. Herlin
Robert S. Herlin
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert S. Herlin as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert S. Herlin	Director,	January 24, 2007
Robert S. Herlin	Chief Executive Officer and President
(Principal Executive Officer)

Chief Financial Officer
/s/ Sterling McDonald	and Treasurer	January 24, 2007
Sterling McDonald	(Principal Financial Officer)

/s/ Laird Q. Cagan	Chairman of the Board of Directors	January 24, 2007
Laird Q. Cagan	And Secretary

/s/ William Dozier	Director	January 24, 2007
William Dozier

/s/ E.J. DiPaolo	Director	January 24, 2007
E.J. DiPaolo

/s/ Gene Stoever	Director	January 24, 2007
Gene Stoever

EXHIBIT INDEX

The following exhibits are filed with this registration statement by the Company (formerly named Natural Gas Systems, Inc.) or are incorporated by reference as a part of this registration statement:

4.1	Natural Gas Systems, a Delaware Corporation, 2003 Stock Option Plan (included with this registration statement).

4.2	Natural Gas Systems 2004 Stock Plan (previously filed on August 9, 2004 as an exhibit to the Company’s Definitive Proxy Statement on Form DEF14C and incorporated herein by reference).

4.3	Form of Stock Option Agreement for the Natural Gas Systems 2004 Stock Plan, previously filed on April 8, 2005 as an exhibit to the Current Report on Form 8-K and incorporated herein by reference.

4.4	Form of Warrant Agreement, previously filed on April 8, 2005 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

4.4	Revocable Warrant Agreement, previously filed on June 29, 2005 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

4.5	Form of Stock Grant Agreement, previously filed on June 29, 2005 as an exhibit to the Company’s Current Report on Form 8-K and incorporated herein by reference.

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Hein & Associates LLP (included with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).